Exhibit 9.2

VOTING TRUST AGREEMENT

VOTING TRUST AGREEMENT (this “Agreement”) dated as of            , 2020, is entered into among Alexander Karp, Stephen Cohen and Peter Thiel (each a “Beneficiary” and, together, the “Beneficiaries”) and Wilmington Trust, National Association (in its individual capacity, “WTNA”), as the initial trustee hereunder (in such capacity, the “Trustee”).

RECITALS

WHEREAS, on August 25, 2020, Palantir Technologies Inc., a Delaware corporation (the “Company”), publicly filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement on Form S-1 relating to the resale of shares of Class A common stock, par value $0.001 per share, of the Company by certain of its stockholders (the “Direct Listing”), which registration statement has not yet been declared effective;

WHEREAS each Beneficiary is a stockholder of the Company;

WHEREAS, substantially concurrently with his execution and delivery of this Agreement, each Beneficiary will enter into a Voting Agreement, dated as of            , 2020 (as may be amended or otherwise modified from time to time, the “Voting Agreement”), among the Beneficiaries and WTNA, as the grantee of certain proxies and powers of attorney contemplated therein (WTNA in such capacity under the Voting Agreement, the “Grantee”);

WHEREAS each Beneficiary has deemed it advisable to deposit certain shares of Class B Common Stock, par value $0.001 per share, of the Company (such class of shares, “Class B Common Stock”) with the Trustee hereunder to be held in trust as provided in this Agreement (such trust, including upon and following the exchange of such shares of Class B Common Stock for shares of Class F Common Stock (as defined below) in connection with the consummation of certain transactions relating to the Direct Listing, any conversion of shares of Class F Common Stock held in such trust into shares of Class B Common Stock pursuant to the terms herein, and any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event occurring after the date hereof in relation to such shares held in such trust, and any successor thereto following a Reorganization (as defined below), the “Voting Trust”);

WHEREAS, upon the consummation of certain transactions relating to the Direct Listing, including the amendment and restatement of the Certificate of Incorporation (as defined below), each share of Class B Common Stock held in the Voting Trust will be exchanged for one share of the Company’s Class F common stock, par value $0.001 per share (such class of shares, the “Class F Common Stock”); and

WHEREAS the parties hereto intend the Voting Trust created by this Agreement to be a voting trust within the meaning of Section 218 of the General Corporation Law of the State of Delaware.

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

ARTICLE I

Defined Terms

SECTION 1.01.    Definitions. For the purposes of this Agreement, the terms defined in this Article I shall have the meanings herein specified unless the context otherwise requires.

“Agreement” shall have the meaning assigned to such term in the Preamble.

“Beneficiary” shall have the meaning assigned to such term in the Preamble.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company duly adopted in accordance with the General Corporation Law of the State of Delaware and filed with the Secretary of State of the State of Delaware on            , 2020, as amended or otherwise modified from time to time.

“Class B Common Stock” shall have the meaning assigned to such term in the Recitals.

“Class F Common Stock” shall have the meaning assigned to such term in the Recitals.

“Company” shall have the meaning assigned to such term in the Recitals.

“Compulsory Withdrawal” shall have the meaning assigned to such term in Section 3.03.

“Compulsory Withdrawing Beneficiary” shall have the meaning assigned to such term in Section 3.03.

“Continuing Founder” shall have the meaning assigned to such term in the Certificate of Incorporation.

“Continuing Founder Instruction” means, with respect to any matter subject to a vote of the stockholders of the Company, a written instruction delivered by a Continuing Founder to the Secretary, the Trustee and each other Continuing Founder identifying how such Continuing Founder desires (a) votes corresponding to the Class F Common Stock to be cast (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee), or (b) consents corresponding to the Class F Common Stock be delivered or not delivered, as applicable, in each case with respect to such matter.

“Corporate Fiduciary” shall mean any Legal Entity that is authorized pursuant to the provisions of applicable Law to act as a fiduciary with respect to any trust or estate.

“Deposited Class B Shares” shall have the meaning assigned to such term in Section 2.01.

“Direct Listing” shall have the meaning assigned to such term in the Recitals.

“Director” shall mean a director of the Company.

“Disabled” means, with respect to a Beneficiary, that a court of competent jurisdiction has determined in a final non-appealable order that such Beneficiary is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death within 12 months, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Discretionary Withdrawal” shall have the meaning assigned to such term in Section 3.03.

“Discretionary Withdrawing Beneficiary” shall have the meaning assigned to such term in Section 3.03.

“Equity Interests” shall have the meaning assigned to such term in Section 2.01.

“Grantee” shall have the meaning assigned to such term in the Recitals.

“Instruction Date” shall have the meaning assigned to such term in the Certificate of Incorporation.

“Law” shall mean any federal, national, state, provincial, local or foreign statute, law (including common law), ordinance, rule or regulation of any governmental authority.

“Legal Entity” shall mean a corporation, association, partnership (general or limited), joint venture, limited liability company or other entity or organization (other than a trust) formed and existing under applicable Law.

“No Majority Founder Instruction” means (a) in the case of director elections, the votes corresponding to the Class F Common Stock shall be cast to “withhold” or, if unavailable based on the applicable voting standard required to elect a director nominee, such votes shall be cast to “abstain”, (b) in the case of a vote on the frequency of the “say-on-pay” vote, the votes corresponding the Class F Common Stock shall be cast to “abstain”, (c) in the case of all other matters subject to a vote of the stockholders of the Company at a meeting, the votes corresponding to the Class F Common Stock shall be cast to “abstain” or “withhold”, so long as the effect thereof would be a vote against such matter, otherwise, such votes shall be cast “against”, and (d) in the case of a proposed stockholder action by written consent, no consent shall be delivered in respect of the Class F Common Stock.

“Person” shall mean any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership or other entity.

“Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

“Reorganization” shall have the meaning assigned to such term in the Certificate of Incorporation.

“Secretary” means the Secretary of the Company or his or her delegate.

“Termination Date” shall have the meaning set forth in Section 8.03.

“Transfer” of a Trust Unit or Equity Interest means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of all or any part of such Trust Unit or Equity Interest or any legal or beneficial interest in such Trust Unit or Equity Interest, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such Trust Unit or Equity Interest by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Agreement: (a) the Trustee, the Grantee or any Beneficiary entering into, amending, extending, renewing, restating, supplementing or otherwise modifying the Voting Agreement, this Agreement or any agreement, arrangement or understanding expressly provided by the terms of the Voting Agreement or this Agreement, or taking any actions contemplated by the Voting Agreement or this Agreement; or (b) any transaction or series of transactions undertaken to effect a Reorganization.

“True Founder Instruction” means, with respect to any matter subject to a vote of the stockholders of the Company, (a) if there are two or three Continuing Founders as of the Instruction Date, (i) if at least two Continuing Founder Instructions contain the same instruction as to how the votes corresponding to the Class F Common Stock shall be cast in respect of such matter (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee), or consents corresponding to the Class F Common Stock shall be delivered or not delivered, as applicable, with respect to such matter, such instruction and (ii) otherwise, the No Majority Founder Instruction, and (b) if there is one Continuing Founder as of the Instruction Date with respect to such vote, the instruction contained in such Continuing Founder’s Continuing Founder Instruction; provided that, in the case of this clause (b), if such Continuing Founder has not delivered a Continuing Founder Instruction to the Secretary and the Trustee by the Instruction Date, such Continuing Founder shall be deemed to have delivered as of the Instruction Date a Continuing Founder Instruction corresponding to the No Majority Founder Instruction with respect to such matter.

“Trustee” shall mean, with respect to the Voting Trust hereunder, the trustee then in office, not in its individual capacity but solely as trustee hereunder.

“Trust Unit” shall mean a beneficial ownership interest in the Voting Trust.

“Vote Notification” shall mean, (i) with respect to any matter subject to a vote of holders of one or more classes or series of capital stock of the Company, the manner in which the shares of Class F Common Stock held in the Voting Trust will be voted by the Trustee and (ii) with respect to any matter subject to an action by consent by the holders of one or more classes or series of capital stock of the Company, whether consents corresponding to the shares of Class F Common Stock held in the Voting Trust will be delivered or not delivered by the Trustee, in each case as so notified to the Grantee by the Trustee in writing.

“Voting Agreement” shall have the meaning assigned to such term in the Recitals.

“Voting Control” means, with respect to a Trust Unit or Equity Interest, the power (whether exclusive or shared) to vote or direct the voting of such Trust Unit or Equity Interest by proxy, voting agreement or otherwise.

“Voting Rights” shall have the meaning assigned to such term in Section 5.01.

“Voting Trust” shall have the meaning assigned to such term in the Recitals.

“Withdrawal” shall have the meaning assigned to such term in Section 3.03.

“Withdrawing Beneficiary” means any Discretionary Withdrawing Beneficiary or any Compulsory Withdrawing Beneficiary.

SECTION 1.02.    Rules of Construction. The use in this Agreement of the term “including” means “including, without limitation”. The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedule, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections and schedules mean the articles and sections of this Agreement and the schedule attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, and the singular includes the plural, and vice versa, in each case as the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

ARTICLE II

Deposit of Equity Interests

SECTION 2.01.    Initial Deposit of Equity Interests. Substantially concurrently with its execution and delivery of this Agreement, each Beneficiary shall deposit with, and shall duly transfer, assign and deliver, or cause to be duly transferred, assigned and delivered to, the Trustee and into the Voting Trust 335,000 shares of Class B Common Stock (collectively, the “Deposited Class B Shares”; the Deposited Class B Shares and the shares of Class F Common Stock into which such Deposited Class B Shares will be exchanged in connection with the Direct Listing, and any shares of Class B Common Stock into which such shares of Class F Common Stock may be converted pursuant to the terms of this Agreement, all as may be equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event occurring after the date hereof, are collectively referred to herein as the “Equity Interests”). Without limitation to the foregoing and substantially concurrently with the execution and delivery of this Agreement, each Beneficiary will authorize and direct the transfer agent of the Company to transfer the Deposited Class B Shares to and in the name of the Trustee on the books of the Company. Promptly following the execution of this Agreement the Trustee shall execute and deliver to the Company a counterpart signature page to that certain exchange agreement, in form and substance reasonably acceptable to the Trustee, pursuant to which the Deposited Class B Shares shall be exchanged for an equivalent number of fully paid and nonassessable shares of Class F Common Stock immediately following the execution of such exchange agreement, and thereafter the Trustee shall perform all of its obligations thereunder. The Trustee shall hold the Equity Interests in the Voting Trust, and such Voting Trust and Equity Interests shall be subject to all the terms and conditions of this Agreement. The Trustee shall not have any obligation to enforce the provisions of this Section 2.01.

SECTION 2.02.    Trust Units. (a) At such time or times as any Equity Interests shall be deposited under Section 2.01 or otherwise become subject to the Voting Trust, the Trustee shall issue to each Beneficiary one Trust Unit to represent each share of Equity Interest so deposited by such Beneficiary.

(b)    The ownership of Trust Units by the Beneficiaries shall be recorded and reflected in the books and records of the Voting Trust, and certificates representing Trust Units will not be issued.

SECTION 2.03.    No Legal Title to Deposited Equity Interests in Beneficiaries Holding Trust Units. The deposit of Equity Interests with the Trustee hereunder shall constitute assignment and transfer to the Trustee of full legal title to such Equity Interests, and shall vest in the Trustee all rights and powers of every nature incident to record ownership of such Equity Interests, subject only to the limitations specifically set forth herein. Beneficiaries shall not have legal title to any part of such Equity Interests underlying their Trust Units and shall not be entitled to effect a Transfer of any interest in (including any encumbrance on) such Equity Interests, except pursuant to Article III. No Transfer, by operation of law or otherwise, of any Trust Units shall operate to terminate this Agreement or the Voting Trust created under this Agreement, or entitle the transferee to legal title to any part of the Equity Interests held in the Voting Trust.

SECTION 2.04.    Legend. All certificates representing Equity Interests that are subject to this Agreement, if any, shall bear a conspicuous legend containing substantially the following terms:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (I) ARE SUBJECT TO CERTAIN RESTRICTIONS CONTAINED IN THE VOTING TRUST AGREEMENT DATED AS OF            , 2020, AMONG WILMINGTON TRUST, NATIONAL ASSOCIATION, NOT IN ITS INDIVIDUAL CAPACITY, BUT SOLELY AS TRUSTEE, AND THE BENEFICIARIES PARTY THERETO, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL PLACE OF BUSINESS OF PALANTIR TECHNOLOGIES INC. AND (II) ARE ISSUED PURSUANT TO SUCH VOTING TRUST AGREEMENT. THE TERMS OF SUCH VOTING TRUST AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS.”

The stock ledger of the Company shall state that such certificate is issued pursuant to this Agreement.

ARTICLE III

Transfers of Equity Interests and Trust Units; Withdrawal of Shares

SECTION 3.01.    Transfer of Equity Interests.

(a)    Prior to the Termination Date, the Trustee shall not Transfer or cause to be Transferred any Equity Interests held in the Voting Trust (to a Beneficiary or otherwise), other than (i) in connection with the exchange of the Deposited Class B Shares for an equivalent number of shares of Class F Common Stock pursuant to the exchange agreement contemplated by Section 2.01 above, (ii) in connection with a Withdrawal pursuant to and in accordance with Section 3.03 or (iii) as otherwise required by Law. Prior to the Termination Date, no Beneficiary shall take or cause to be taken, and no Beneficiary shall cause the Trustee to take, any action that would violate the restrictions on transfer of shares of Class F Common Stock set forth in the Certificate of Incorporation.

(b)    Prior to the Termination Date, the Trustee shall not convert, cause to be converted or take any action that would result in the conversion of, any shares of Class F Common Stock held in the Voting Trust, other than in connection with a Withdrawal pursuant to and in accordance with Section 3.03. Prior to the Termination Date, no Beneficiary shall take or cause to be taken, and no Beneficiary shall cause the Trustee to take, any action that would result in the conversion of any shares of Class F Common Stock held in the Voting Trust, other than in connection with a Withdrawal pursuant to and in accordance with Section 3.03.

SECTION 3.02.    Transfer of Trust Units. Prior to the Termination Date, no Beneficiary shall Transfer (or agree or contract to Transfer) all or any portion of the Trust Units held by such Beneficiary to any Person. Any Transfer or purported Transfer of a Trust Unit shall be null and void, and the Trustee shall not record such Transfer or purported Transfer on the books of the Voting Trust. The Trustee may at all times and for all purposes treat the Beneficiary of each Trust Unit, as recorded on the books and records of the Voting Trust, as the sole beneficial owner thereof. Each Beneficiary acknowledges that he has been notified of and understands the terms of this Section 3.02.

SECTION 3.03.    Withdrawal of Shares.

(a)    Equity Interests represented by Trust Units may be withdrawn from the Voting Trust by a Beneficiary at any time, without the prior consent of any other Beneficiary, by delivering an irrevocable written notice of withdrawal to the Trustee, the Grantee, the Company and the other Beneficiaries, which notice shall be deemed to be immediately effective (a “Discretionary Withdrawal”). The Beneficiary withdrawing Equity Interests pursuant to a Discretionary Withdrawal is referred to herein as a “Discretionary Withdrawing Beneficiary.”

(b)    Equity Interests represented by Trust Units shall be deemed to have been withdrawn immediately upon the death of a Beneficiary or the determination that a Beneficiary is Disabled (in accordance with the definition thereof) (a “Compulsory Withdrawal” and, together with a Discretionary Withdrawal, a “Withdrawal”). The Beneficiary withdrawing Equity Interests pursuant to a Compulsory Withdrawal (or, if applicable, such Beneficiary’s estate, beneficiary, personal representative or other successor in interest) is referred to herein as a “Compulsory Withdrawing Beneficiary”.

(c)    Upon the Trustee’s (i) receipt of written notice of a Discretionary Withdrawal or (ii) receipt of written notice from any other Beneficiary of the occurrence of a Compulsory Withdrawal, the Trust Units held by the applicable Withdrawing Beneficiary shall be deemed to have been canceled for the purposes of any decision under this Agreement to be made by the Beneficiaries. Any Withdrawal shall be effected as follows: upon receipt of sufficient funds from the Withdrawing Beneficiary to pay his pro rata portion of the outstanding expenses and obligations of the Voting Trust and/or the Trustee as of the date of the Withdrawal (which may be netted from the Withdrawing Beneficiary’s pro rata portion of cash held by the Trustee with respect to the Equity Interests), the Trustee shall promptly deliver (i) written instructions to the transfer agent of the Company to convert, in accordance with the Certificate of Incorporation, 335,000 shares of Class F Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event occurring after the date hereof) to fully paid and nonassessable shares of Class B Common Stock and to register a transfer of ownership of such shares of Class B Common Stock to and in the name of the Withdrawing Beneficiary effective upon or as soon as possible following such Withdrawal, (ii) written instructions to the Company to deliver to the Withdrawing Beneficiary certificates or other evidence of ownership as may be provided by the Company for such shares of Class B Common Stock and (iii) to the Withdrawing Beneficiary his pro rata portion of all cash and other property held by the Trustee hereunder at the date of the Withdrawal with respect to the shares of Class B Common Stock subject to the Withdrawal. The Withdrawing Beneficiary, by the Withdrawal of his Class B Common Stock and receipt of his pro rata portion of any cash and other property distributed by the Trustee, shall thereby be deemed to have released and discharged the Trustee and its agents and attorneys from all liability and accountability under this Agreement of every kind, character and description whatsoever with respect to such shares of Class B Common Stock and such cash and other property, and the Trustee shall cancel in the books and records of the Voting Trust the Trust Units representing such shares of Class B Common Stock, whereupon such Withdrawing Beneficiary shall cease to be a Beneficiary within the meaning of this Agreement.

ARTICLE IV

Distributions and Issuances

SECTION 4.01.    Dividends. The Trustee shall, in lieu of receiving and paying over any dividend or distribution of cash or property to the Beneficiaries, authorize the Company to make payment or delivery of all or any part thereof (other than any dividend or distribution in the form of shares of Class F Common Stock) directly to the Beneficiaries in accordance with their respective Trust Units as they appear on the books and records of the Voting Trust as of the record date of such dividend or distribution. Notwithstanding the foregoing, in the event the Trustee receives any dividend or other distribution of cash or property (other than in the form of shares of Class F Common Stock) in respect of the Equity Interests held in the Voting Trust hereunder, including, in the event of the dissolution, liquidation or winding up of the Company during the term of this Agreement in such manner as to entitle the Beneficiaries to liquidating dividends or distributions in respect of the Equity Interests, all such liquidating dividends or distributions, the Trustee shall promptly pay or deliver (or cause to be paid or delivered), without interest, such dividend or distribution to the Beneficiaries in accordance with their respective Trust Units as they appear on the books and records of the Voting Trust as of the record date of such dividend or distribution. Prior to making any payment of cash or other property to the Beneficiaries under this Section 4.01 or any other provision hereunder, the Trustee shall withhold therefrom taxes as may be required by applicable Law. Each Beneficiary shall provide an IRS Form W-9, W-8 or other similar certification as is required to reduce or eliminate the application of any withholding taxes on the payment of cash or other property, or allocation of income, to the Beneficiaries, together with wire instructions and such other information as the Trustee may require in order to permit the Trustee to make such payment to such Beneficiary. All shares of Class F Common Stock issued as dividends, stock splits or otherwise in respect of the Equity Interests held by the Voting Trust shall be retained by the Trustee in the Voting Trust and shall be subject to this Agreement, and the certificates for such shares of Class F Common Stock, if any, shall be issued in the name of and delivered to the Trustee to be held hereunder, subject to all of the provisions hereof, and the Trust Units of the Beneficiaries shall be adjusted in accordance with their respective Trust Units as they appear on the books and records of the Voting Trust as of the record date of such dividend or distribution.

SECTION 4.02.    Reorganization. If, in the case of any merger, consolidation, reorganization or other business combination involving the Company, the Trustee receives any equity securities in any corporation, partnership, limited liability company or other entity (other than shares of Class F Common Stock), cash or other property in exchange for any Equity Interests in the Company deposited or held in the Voting Trust hereunder, the Trustee shall distribute such equity securities, cash or other property to the Beneficiaries in accordance with their respective Trust Units as they appear on the books and records of the Voting Trust as of the date of such exchange. In connection with any such distributions, the Trustee may withhold taxes from the distributions to any Beneficiary as may be required by applicable Law. The Trustee shall hold and own, subject to the provisions hereof, all shares of Class F Common Stock received in connection with a transaction subject to this Section 4.02, and the Trust Units of the Beneficiaries shall be adjusted in accordance with their respective Trust Units as they appear on the books and records of the Voting Trust as of the date of such exchange.

SECTION 4.03.    Subscription Rights. The Trustee shall promptly give notice to the Beneficiaries of the issuance or granting by the Company to its stockholders of any securities convertible into or exchangeable or exercisable for, or rights to acquire, any Equity Interests or other securities to be issued by the Company in respect of the Equity Interests represented by the Trust Units held by the Beneficiaries, and each Beneficiary shall have the right, upon furnishing adequate funds and complying with other terms or provisions of such securities or rights, to direct the Trustee in writing to convert, exchange or exercise such securities or rights, or any part thereof, that have been issued in respect of the Equity Interests represented by the Trust Units held by such Beneficiary. All shares of Class F Common Stock issued in connection with such conversion, exchange, or exercise in respect of the Equity Interests held by the Voting Trust shall be retained by the Trustee and shall be subject to this Agreement, and the certificates for such shares of Class F Common Stock, if any, shall be issued in the name of and delivered to the Trustee to be held hereunder, subject to all of the provisions hereof, and the Trust Units of the Beneficiaries who have directed the Trustee to convert, exchange, or exercise such securities or rights and otherwise complied with this Section shall be adjusted in accordance with their respective Trust Units as they appear on the books and records of the Voting Trust as of the record date of such conversion, exchange or exercise. Securities other than shares of Class F Common Stock so acquired shall be distributed by the Trustee to the Beneficiaries who have made such elections. In connection with any such distributions, the Trustee may withhold taxes from the distributions to any Beneficiary as may be required by applicable Law. For the avoidance of doubt, this Section 4.03 shall not apply to the exchange of the Deposited Class B Shares for an equivalent number of shares of Class F Common Stock pursuant to the exchange agreement contemplated by Section 2.01 above.

ARTICLE V

Powers and Responsibilities of Trustee; Responsibilities of the Beneficiaries

SECTION 5.01.    Trustee’s Powers. The Trustee shall have only the powers set forth in this Agreement. Subject to and in accordance with this Agreement, including the restrictions set forth in Section 5.02, until the Termination Date, the Trustee shall have the power and right, in person or by proxy: (i) to exercise all rights and powers to cast a vote or deliver a consent with respect to the Equity Interests held by the Voting Trust (in person or by proxy); (ii) to exercise the right and power to cause all or any part of such Equity Interests to be transferred into the name of the Voting Trust; and (iii) to perform and exercise its rights and obligations under this Agreement and to take such other actions with respect to such Equity Interests as are in accordance with this Agreement and applicable Laws (collectively, the “Voting Rights”); provided, however, that the Voting Rights shall not include, and the Trustee shall not have any power or right to, (x) Transfer any underlying Equity Interests out of the Voting Trust other than pursuant to Section 3.01, Section 3.03 or Section 8.03, (y) Transfer any Voting Rights or any other rights to the underlying Equity Interests to any Person, including granting a proxy with respect to such Equity Interests (other than pursuant to a revocable proxy granted in the ordinary course to cause such underlying Equity Interests to be present at the meetings of the stockholders of the Company and voted in accordance with this Agreement) or (z) directly or indirectly, grant, or agree to, any security interest, pledge, options, proxies, rights of first refusal, mortgage, lien or other encumbrances on the underlying Equity Interests.

SECTION 5.02.    Trustee’s Responsibilities. Notwithstanding Section 5.01, the Trustee shall (i) attend, or otherwise cause all the Equity Interests held in the Voting Trust to be present at, all meetings of the stockholders of the Company at which the Equity Interests are entitled to vote on any matter and (ii) vote, or cause the Equity Interests held in the Voting Trust to be voted (in person or by proxy) at such meetings, and deliver or not deliver consent in respect of the Equity Interests held in the Voting Trust with respect to any matter proposed to be effected by the consent of the stockholders of the Company, in each case solely in accordance with the provisions of this Section 5.02, and the Trustee shall not exercise any voting discretion over the Equity Interests. Insofar as permitted under applicable Law and the provisions of the Certificate of Incorporation and the bylaws of the Company, the Trustee shall vote, or cause the Equity Interests held in the Voting Trust to be voted (in person or by proxy), or deliver or not deliver consent in respect of the Equity Interests held in the Voting Trust as follows:

(a)    For any matter subject to a vote of holders of the Class F Common Stock, whether voting separately as a class or together with one or more other classes or series of capital stock of the Company, at a meeting of the stockholders of the Company, the Trustee shall vote (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee) the Equity Interests, and shall take all necessary and appropriate action in order to ensure that the Equity Interests are voted, as a whole, in accordance with the corresponding True Founder Instruction (even if the shares of Class F Common Stock have zero votes per share with respect to such matter).

(b)    For any matter subject to an action by consent by holders of the Class F Common Stock, whether consenting separately as a class or together with one or more other classes or series of capital stock of the Company, the Trustee shall deliver consent or not deliver consent, as the case may be, to such action with respect to the Equity Interests, as a whole, in accordance with the corresponding True Founder Instruction (even if the shares of Class F Common Stock have zero votes per share with respect to such matter).

(c)    As soon as practicable following its receipt of the True Founder Instruction with respect to all matters subject to a vote of one or more classes or series of capital stock of the Company at the applicable annual or special meeting of the Company, or with respect to all matters subject to the applicable action by consent by the holders of one or more classes or series of capital stock of the Company, the Trustee shall deliver the Vote Notification to the Grantee. For the avoidance of doubt, the Trustee shall deliver the Vote Notification to the Grantee even if the shares of Class F Common Stock are entitled to zero votes per share. The Trustee shall be entitled to conclusively and exclusively rely upon the Continuing Founder Instructions provided to it from time to time hereunder without further inquiry or liability. The Trustee shall not exercise any discretion in connection with this Agreement.

SECTION 5.03.    Beneficiaries’ Responsibilities.

(a)    With respect to each meeting of the stockholders or action by consent of stockholders of the Company, as applicable, each Beneficiary shall, no later than the applicable Instruction Date, deliver to the Secretary, the Trustee and each other Beneficiary a Continuing Founder Instruction.

(b)    Each Beneficiary covenants and agrees that he shall not enter into any agreement, understanding or arrangement with another Person with respect to any of his Continuing Founder Instructions (or his failure to provide any Continuing Founder Instruction), other than (i) the Voting Agreement and (ii) a support, voting, tender or similar agreement, arrangement or understanding in connection with supporting, approving, adopting or otherwise furthering a transaction that has been recommended by the board of directors of the Company. By delivering a Continuing Founder Instruction to the Secretary, the Trustee and each other Beneficiary in accordance with Section 5.03(a), each Beneficiary shall be deemed to have represented and warranted to each other Beneficiary that he has not entered into any such agreement, understanding or arrangement. By delivering a Continuing Founder Instruction to the Trustee, each Beneficiary shall be deemed to have represented and warranted to the Trustee that the same Continuing Founder Instruction has been delivered to the Secretary and each other Beneficiary.

(c)    No holder of a Trust Unit shall, in such capacity, have any rights or powers to vote any of the Equity Interests represented thereby or to give consents with respect thereto or grant proxies in respect thereof.

SECTION 5.04.    Relationship of Parties. The Voting Trust created by this Agreement is established as a trust under Delaware law and is not intended to be, and shall not be deemed to be, and shall not be treated, as a general partnership, limited partnership, joint venture, corporation or joint stock company or association. The relationship of the Beneficiaries to the Trustee shall be solely that of stockholder and beneficiary of the Voting Trust created by this Agreement and their rights shall be limited to those conferred upon it by this Agreement. Without limitation on the foregoing, the Beneficiaries hereby acknowledge and agree that there exists no undocumented, informal, inchoate or implicit partnership or similar association among any or all of the Beneficiaries that is in any manner related to the Voting Trust or the Voting Trust’s activities.

ARTICLE VI

Other Provisions Concerning the Trustee

SECTION 6.01.    Successor Trustee.

(a)    Upon the liquidation, dissolution, winding-up, suspension, incapacity, resignation or removal (in accordance with Section 6.02) of the Trustee, any Corporate Fiduciary may be appointed as a successor Trustee by an instrument signed and acknowledged and delivered (with a copy to the outgoing Trustee) to the appointee by (a) if there are two or three Beneficiaries as of the date of such appointment, two Beneficiaries, and (b) if there is one Beneficiary as of the date of such appointment, such Beneficiary. In the event a successor Trustee shall not have been appointed within 30 days of such liquidation, dissolution, winding-up, suspension, incapacity, resignation or removal, any Beneficiary or the Trustee (at the expense of the Beneficiaries) may petition a court of competent jurisdiction to appoint such a successor. The Beneficiaries shall notify the Company of any change in the Trustee and the identity of any successor Trustee.

(b)    If, at any time, the Trustee is not the same Person then serving as Grantee, the Beneficiaries and the Trustee shall use their respective reasonable best efforts to cause the Trustee to become the Person serving as Grantee, including by executing, and causing to be executed, an amendment to the Voting Agreement and/or executing new or replacement proxies and powers of attorney thereunder.

(c)    Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Trustee may be transferred, shall be the Trustee under this Agreement without further act.

SECTION 6.02.    Resignation and Removal of Trustee.

(a)    The Trustee may resign from office upon 30 days’ prior written notice by an instrument signed and acknowledged and delivered to the Beneficiaries, subject to the appointment of, and acceptance of appointment by, a successor Trustee. If a successor Trustee shall not have been appointed within thirty (30) days after the giving of a resignation notice, the Trustee may apply to any court of competent jurisdiction (at the sole cost and expense of the Beneficiaries) in the United States to appoint a successor Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The Beneficiaries shall promptly notify the Company of any resignation of the Trustee and the identity of any successor Trustee.

(b)    The Trustee may be removed from office by an instrument signed and acknowledged by the number of Beneficiaries that would be necessary to appoint a successor Trustee pursuant to Section 6.01(a) and delivered to the Trustee so long as a successor Trustee is appointed in accordance with Section 6.01 immediately upon the effectiveness of such removal (and such successor has accepted such appointment).

SECTION 6.03.    Records. The Trustee shall cause proper records to be kept of the assets of the Voting Trust, all receipts and disbursements of the Voting Trust, a list of Beneficiaries and their respective Trust Units, and other records necessary and appropriate for the administration of the Voting Trust.

SECTION 6.04.    Communications with Beneficiaries. The Trustee shall promptly transmit all communications that it may receive in respect of Equity Interests held in the Voting Trust to the Beneficiaries holding Trust Units.

SECTION 6.05.    Beneficiaries’ Right to Inspection. The Beneficiaries holding Trust Units hereunder may inspect the books and records of the Voting Trust for any proper purpose upon reasonable notice and at reasonable times during business hours.

ARTICLE VII

Liability of Trustee; Indemnification

SECTION 7.01.    Exculpation. The Trustee hereby accepts the Voting Trust created hereby and the duties and obligations imposed upon it under this Agreement, but assumes no responsibility for the management of the Company in which the Voting Trust may from time to time hereafter hold any Equity Interests or for any action taken by the Company or by any person that the Trustee shall have elected as a Director or other representative of the Company pursuant to any vote cast by the Trustee. The Trustee assumes no liability as a stockholder in the Company, its interests hereunder being those of a trustee only. In exercising the Voting Rights, the Trustee shall vote and act in all matters in accordance with the terms and conditions of this Agreement; but the Trustee does not assume any responsibility or liability in respect of any action taken by such Trustee or taken in pursuance of such Trustee’s vote so cast or consents so delivered or withheld, in each case in good faith in accordance with Section 5.02, and the Beneficiaries agree that no Trustee shall incur any responsibility or liability as trustee or otherwise by reason of any error of fact or law, mistake of judgment, or of any matter arising out of or in relation to this Agreement, in each case except for such loss or damage as the Beneficiaries may suffer by reason of the gross negligence, bad faith, willful misconduct or fraud of such Trustee; provided that in voting the Equity Interests that are held in the Voting Trust, the Trustee shall incur no responsibility as stockholder, trustee or otherwise, except for its own individual malfeasance. To the full extent legally possible, the Trustee is hereby released from any obligation, in any jurisdiction, to furnish any bond or other security.

SECTION 7.02.    Indemnification. Each Beneficiary, severally and not jointly, shall at all times (i) defend, indemnify and hold harmless the Trustee from and against any claim, damage, loss, liability, cost or expense of any kind or character whatsoever arising out of, from, or in conjunction with this Agreement or the Trustee’s execution of or performance or inaction under this Agreement, except to the extent such claim, damage, loss, liability, cost or expense is found by a final non-appealable judgment of any court of competent jurisdiction to have resulted from the Trustee’s own gross negligence, bad faith, willful misconduct or fraud, and (ii) pay in advance all costs and expenses of any Proceeding with respect to which the Voting Trust and/or the Trustee shall be made a party thereto (including reasonable fees and expenses of counsel), subject to receipt of an undertaking by or on behalf of the Trustee to repay such amounts if it shall ultimately be determined that the Trustee is not entitled to be indemnified under this Section 7.02. All expenses and obligations incurred by the Beneficiaries under this Section 7.02 shall be allocated to the Beneficiaries pro rata based on their Trust Units outstanding at the time such expenses and obligations are incurred. The indemnities and other rights set forth in this Section 7.02 shall be in addition to any other rights of the Trustee or the Voting Trust hereunder or at common law or otherwise and shall survive the resignation or removal of the Trustee and the termination of this Agreement.

SECTION 7.03.    Experts. The Trustee shall have the discretion and right to select and employ legal counsel to assist it in the exercise and performance of its authority and obligations, and the Trustee may rely upon the advice so obtained, and may pay to them reasonable compensation, which shall be promptly reimbursed by the Beneficiaries. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, unless the loss to the Beneficiaries was primarily caused by the gross negligence, bad faith, willful misconduct or fraud of the Trustee as determined in a final and non-appealable judgment by a court of competent jurisdiction.

SECTION 7.04.    Expenses. Any Trustee shall be entitled to reasonable compensation for serving as a Trustee, payable by the Beneficiaries as agreed by the parties on or before the date hereof pursuant to a separate agreement. Each Trustee shall be reimbursed by the Beneficiaries for any reasonable and documented expenses paid or incurred in the administration of the Voting Trust. All expenses and obligations incurred hereunder shall be allocated to the Beneficiaries pro rata based on their Trust Units outstanding at the time such expenses and obligations are incurred.

SECTION 7.05.    Survival. Notwithstanding any other provision hereof, the provisions of this Article VII shall survive the termination of this Agreement and the resignation or removal of the Trustee.

SECTION 7.06.    Other Trustee Provisions.

(a)    The Trustee undertakes to perform such duties, and only such duties, as are specifically set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Trustee. The Trustee does not have any discretion hereunder and is acting in a purely ministerial capacity. Neither the Trustee nor any of its officers, directors, employees, agents or affiliates shall have any implied duties (including common law fiduciary duties) or liabilities under this Agreement or with respect to the Beneficiaries or any other person, which implied duties and liabilities are hereby eliminated. The Trustee shall not be answerable or accountable to the Beneficiaries under any circumstances except that the Trustee shall be liable, in its individual capacity, (a) for its own gross negligence, bad faith, willful misconduct or fraud, or (b) for any taxes on or measured by the fees received by Trustee for acting as Trustee hereunder or for services rendered in connection with the transactions contemplated hereby.

(b)    In the absence of bad faith on its part, the Trustee may conclusively rely upon any notices, instructions, directions, certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement. The Trustee may comply with any order or decree of any court of competent jurisdiction.

(c)    The Trustee shall not be personally liable or accountable to any person or entity under any circumstances; provided, however, that the Trustee, may be liable to the Beneficiaries for its own gross negligence, bad faith, willful misconduct or fraud; provided, further, that the Trustee shall have no personal liability for any error or judgment made in good faith by any employee or agent of Trustee unless such person was grossly negligent.

(d)    The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity and enforceability of this Agreement or any of the securities of the Company. The Trustee shall not be responsible for or in respect of and makes no representation as to the validity or sufficiency of any provision of this Agreement or for the due execution hereof by the other parties hereto, or for the form, character, genuineness, sufficiency, value or validity of any of the securities of the Company, and the Trustee shall in no event assume or incur any liability, duty or obligation to any Beneficiary, other than as expressly provided for herein.

(e)    The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the instructions, notices or directions provided to it in accordance with and subject to this Agreement.

(f)    No provision of this Agreement or any other document or instrument related hereto shall require the Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder.

(g)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation under this Agreement or otherwise or in relation to this Agreement, at the request, order or direction of any Beneficiary, unless such Beneficiary has offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred by the Trustee therein or thereby. The right of the Trustee to perform any discretionary act enumerated in this Agreement (if any) shall not be construed as a duty, and the Trustee shall not be personally liable or accountable for the performance of any such act except as specifically provided in this Section 7.06.

(h)    The Trustee shall not be required to take any action hereunder or otherwise if the Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of the Trustee or is contrary to the terms hereof or is otherwise contrary to law.

(i)    Whenever the Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Beneficiaries requesting instruction as to the course of action to be adopted, and, to the extent the Trustee acts in good faith in accordance with any such unanimous instruction received, the Trustee shall not be liable on account of such action to any person or entity. If the Trustee shall not have received unanimous instructions within ten calendar days of sending such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may refrain from taking any action and the Trustee shall have no liability to any person or entity for any such inaction.

(j)    The Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, instruction, direction, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties and need not investigate any fact or matter in any such document as long as the Trustee has otherwise satisfied its obligations under this Agreement. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(k)    The Trustee shall not be personally liable for any losses due to forces beyond its reasonable control, including strikes, work stoppages, pandemics, epidemics, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, and closures mandated by executive or other similar orders.

(l)    The Trustee shall, to the extent necessary, prepare and file (or cause to be prepared and filed) on behalf of the Voting Trust appropriate income tax returns and/or any other tax returns or tax reports as may be required by applicable law. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to the Beneficiaries). If requested by the Trustee, the Beneficiaries shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance. The Beneficiaries shall reimburse all reasonable out-of-pocket costs and expenses incurred by the Trustee in connection with the preparation and filing of such income tax returns or other tax returns or tax reports. The Trustee shall satisfy its obligations with respect to this Section 7.06(l) by (1) retaining, with reasonable care and at the expense of the Beneficiaries, a firm of independent public accountants or an affiliate of the Trustee (the “Accountants”), which Accountants shall perform the obligations of the Trustee under this Section 7.06(l), except for those set forth in this sentence, and (2) executing tax returns or other tax returns or tax reports presented to it by the Accountants and filing or delivering such tax returns or tax reports with the appropriate tax or other governmental authorities or the Beneficiaries, as applicable. The Trustee shall have no liability with respect to the negligence or misconduct of the Accountants.

(m)    The Trustee shall not be personally liable for any damages in the nature of special, indirect or consequential damages, however styled, including lost profits.

ARTICLE VIII

Amendment; Termination

SECTION 8.01.    Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Beneficiaries and acknowledged by the Trustee; provided, however, that any amendment or modification to this Agreement that would have an adverse effect on the rights or obligations of the Trustee shall not be effective without the affirmative consent of the Trustee. Written notice of any amendments to the Certificate of Incorporation shall be promptly given by the Beneficiaries to the Trustee.

SECTION 8.02.    Term and Termination. This Agreement and the Voting Trust shall terminate only upon the business day (which shall be any day other than a Saturday, Sunday or legal holiday in the State of Delaware) following the earliest to occur of (i) the Voting Trust ceasing to hold any Equity Interests (as a result of any Transfer effected in accordance with the terms of this Agreement), (ii) at any time there are no Beneficiaries of the Voting Trust and (iii) the written approval of such termination by each of the Beneficiaries.

SECTION 8.03.    Distributions at Termination. On the date of termination of this Agreement pursuant to Section 8.02 (the “Termination Date”) or as promptly as practicable thereafter, (i) upon receipt of written instructions and sufficient funds from the Beneficiaries (which may be netted from each Beneficiary’s pro rata portion of cash held by the Trustee with respect to the Equity Interests), the Trustee shall pay or otherwise satisfy all outstanding expenses and obligations of the Voting Trust, (ii) the Trustee shall thereafter pay or deliver (or cause to be paid or delivered), to each Beneficiary holding Trust Units, such Beneficiary’s pro rata portion, in accordance with their respective Trust Units on the books and records of the Voting Trust as of the Termination Date, of all cash and other property held by the Voting Trust as of the Termination Date and (iii) the Trustee shall transfer and assign, or cause to be transferred and assigned, to each Beneficiary all of the Equity Interests underlying such Beneficiary’s Trust Units on the books and records of the Voting Trust as of the Termination Date and deliver or cause to be delivered to such Beneficiary the certificates (if any) for such Equity Interests, all of which certificates shall be duly endorsed in blank or accompanied by the appropriate stock transfer powers duly executed in blank for transfer thereof to such Beneficiary; provided, however, that to the extent the Equity Interests would, on the Termination Date, include shares of Class F Common Stock, the Trustee shall cause such shares of Class F Common Stock to be converted to shares of Class B Common Stock in accordance with the Certificate of Incorporation prior to such transfer and assignment to the Beneficiaries, as applicable. In connection with the distributions to be made upon termination of this Agreement, the Trustee shall promptly instruct the Company to transfer such Equity Interests, as converted in accordance with the immediately preceding sentence, to such Beneficiaries on the books of the Company. A Beneficiary, by the acceptance of such Beneficiary’s Class B Common Stock and pro rata portion of any cash or other property distributed by the Trustee, shall thereby be deemed to have released and discharged the Trustee and its agents and attorneys from all liability and accountability under this Agreement of every kind, character and description whatsoever with respect to such shares of Class B Common Stock and such cash or other property, and the Trustee shall cancel in the books and records of the Voting Trust the Trust Units representing such shares of Class B Common Stock.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail if sent during normal business hours, and on the next business day if sent after normal business hours, (ii) when delivered, if delivered personally to the intended recipient and (iii) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

If to the Trustee, to:

Wilmington Trust, National Association

1100 N. Market Street

Wilmington, DE 19899

Attention:    David Young

Email:          DYoung@wilmingtontrust.com

Phone:          302-636-5216

Fax:              302-636-4149

If to any Beneficiary, to the address set forth opposite his name on Schedule A annexed hereto, with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP 825 Eighth Avenue
New York, NY 10019
Attention:	John W. White
Johnny G. Skumpija
Nicholas A. Dorsey
Email:	jwhite@cravath.com
jskumpija@cravath.com
ndorsey@cravath.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

SECTION 9.02.    Filing of Agreement. The Trustee hereby agrees to deliver copies of this Agreement and counterparts of this Agreement signed by the Beneficiaries, and of every agreement supplemental hereto or amendatory hereof, to the secretary of the Company at its principal place of business, where they shall be available for inspection by any Beneficiary or stockholder of the Company daily during business hours.

SECTION 9.03.    Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any assignment shall be null and void.

SECTION 9.04.    No Third-Party Beneficiaries. This Agreement shall inure solely to the benefit of each party hereto. The Company is an express and intended third-party beneficiary of this Agreement and is entitled to rely on its validity and enforceability in all matters, including the counting of votes, but this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and the Company any rights or remedies hereunder.

SECTION 9.05.    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

SECTION 9.06.    Absence of Presumption. The parties hereto have participated jointly and were adequately represented by counsel in the arm’s-length negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.07.    Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

SECTION 9.08.    Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 9.09.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 9.10.    Governing Law, Consent to Jurisdiction; Waiver of Jury Trial.

(a)    THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, IN EACH CASE WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES THEREOF THAT OTHERWISE WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. In any action or proceeding between the parties arising out of or relating to this Agreement, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.01 shall be effective service of process for any such action.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE (B).

SECTION 9.11.    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that any party hereto otherwise has an adequate remedy at law.

SECTION 9.12.    Further Assurances. Each party to this Agreement shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents, not inconsistent herewith, as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 9.13.    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), with each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 9.14.    Valid and Binding Agreement. The parties hereto acknowledge and agree that this Agreement is a valid and binding agreement, enforceable against each of the parties in accordance with its terms; that each party has been advised by counsel in the negotiation, execution and delivery of this Agreement; that no party will, directly or indirectly, contest the validity or enforceability of this Agreement on any grounds, including as being against public policy, as having been improperly induced or otherwise, whether by the initiation of any legal proceeding for such purpose or the intervention, participation or attempted intervention or participation in any manner in any other legal proceeding initiated by another person or otherwise; and that no party shall take, or cause any of its controlled affiliates to take, any position or action contrary to the intent of this Agreement.

SECTION 9.15.    Grantor Trust Status. The Voting Trust created under this Agreement is intended to constitute a so-called “grantor trust” for federal income tax purposes pursuant to Section 671 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”), for any one of several reasons with respect to each separate Beneficiary who has deposited shares of common stock of the Company with the Trustee. These reasons include, but are not limited to, Section 676 of the Code, because Section 3.03(a) of the Agreement reserves to each Beneficiary the unqualified right to withdraw Equity Interests represented by Trust Units that correspond to common stock of the Company that he has transferred to the Voting Trust. The parties agree that this Agreement shall be construed and administered so that grantor trust treatment shall apply with respect to each separate Beneficiary for federal income tax purposes. Accordingly, notwithstanding any other provision of this Agreement, this Agreement shall be construed and the Voting Trust hereunder administered to effect this intent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Voting Trust Agreement as of the date and year first set forth above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS INITIAL TRUSTEE

BY

NAME:
TITLE:

ALEXANDER KARP

STEPHEN COHEN

PETER THIEL

[Signature Page to Voting Trust Agreement]

SCHEDULE A

Beneficiaries

Name	Address for Section 9.01
Alexander Karp	Alexander Karp #### #### #### Email: ####

Stephen Cohen	Stephen Cohen #### #### Email: #### ####

Peter Thiel	Peter Thiel #### #### #### Email: ####